As filed with the Securities and Exchange Commission on March 25, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pure Storage, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	27-1069557
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

650 Castro Street, Suite 400

Mountain View, California 94041

(800) 379-7873

(Address of principal executive offices) (Zip code)

Pure Storage, Inc. 2015 Equity Incentive Plan

Pure Storage, Inc. 2015 Employee Stock Purchase Plan

(Full titles of the plans)

Scott Dietzen

Chief Executive Officer

Pure Storage, Inc.

650 Castro Street, Suite 400

Mountain View, California 94041

(800) 379-7873

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Mark P. Tanoury John T. McKenna Seth J. Gottlieb Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Joseph FitzGerald Vice President & General Counsel Todd Wheeler Pure Storage, Inc. 650 Castro Street, Suite 400 Mountain View, California 94041 (800) 379-7873

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share
– 2015 Equity Incentive Plan	9,525,472 (2)	$12.65 (4)	$120,497,220.80	$12,135.00
– 2015 Employee Stock Purchase Plan	1,905,094 (3)	$10.76 (5)	$ 20,498,811.44	$ 2,065.00
Total	11,430,566		$140,996,032.24	$14,200.00

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock of Pure Storage, Inc. (“Pure Storage”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Pure Storage’s Class A common stock.
(2)	Represents 9,525,472 additional shares of Class A common stock available for issuance as a result of the annual evergreen increase on February 1, 2016 under Pure Storage’s 2015 Equity Incentive Plan (the “2015 Plan”).
(3)	Represents 1,905,094 additional shares of Class A common stock available for issuance as a result of the annual evergreen increase on February 1, 2016 under Pure Storage’s 2015 Employee Stock Purchase Plan (the “2015 ESPP”).
(4)	Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee on the basis of $12.65, the average of the high and low prices of Pure Storage’s Class A common stock as reported on the New York Stock Exchange on March 18, 2016.
(5)	Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee on the basis of 85% of $12.65, the average of the high and low prices of Pure Storage’s Class A common stock as reported on the New York Stock Exchange on March 18, 2016. Pursuant to the 2015 ESPP, which plan is incorporated by reference herein, the purchase price of the shares of common stock will be 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the last day of the offering period.

EXPLANATORY NOTE

2015 Equity Incentive Plan

The 2015 Equity Incentive Plan (the “2015 Plan”) of Pure Storage, Inc. (“Pure Storage”) provides that the total number of shares reserved for issuance under the 2015 Plan will be automatically increased on February 1st of each calendar year, from February 1, 2016 through February 1, 2025, in an amount equal to 5% of the total number of shares of Pure Storage’s capital stock outstanding on the last day of the calendar month prior to the date of each automatic increase, or a lesser number of shares determined by the Pure Storage board of directors. Accordingly, on February 1, 2016, the number of shares of Class A common stock reserved under the 2015 Plan increased by an additional 9,525,472 shares (or 5% of the outstanding shares of common stock as of January 31, 2016).

2015 Employee Stock Purchase Plan

The 2015 Employee Stock Purchase Plan (the “2015 ESPP”) of Pure Storage provides that the total number of shares reserved for issuance under the 2015 ESPP will automatically increased on February 1st of each calendar year, from February 1, 2016 through February 1, 2025, by the lesser of (1) 1% of the total number of shares of Pure Storage common stock outstanding on the last day of the calendar month prior to the date of the automatic increase, and (2) 3,500,000 shares; provided that prior to the date of any such increase, the Pure Storage board of directors may determine that such increase will be less than the amount set forth in clauses (1) and (2). Accordingly, on February 1, 2016, the number of shares of Class A common stock reserved under the 2015 ESPP increased by an additional 1,905,094 shares (or 1% of the outstanding shares of common stock as of January 31, 2016).

These additional shares of Class A common stock are securities of the same class as other securities for which the Registration Statement on Form S-8 (File No. 333-207315) (“Prior Form S-8”) was filed with the Securities and Exchange Commission (“Commission”) on October 7, 2015.

PART II

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Pure Storage with the Commission are incorporated by reference into this Registration Statement:

(a) Pure Storage’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016 filed on March 25, 2016, which contains audited financial statements for Pure Storage’s latest fiscal year.

(b) Pure Storage’s Current Report on Form 8-K filed with the Commission on March 16, 2016.

(c) The description of Pure Storage’s Class A common stock which is contained in a registration statement on Form 8-A filed on September 25, 2015 (File No. 001-37570) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(d) All other reports and documents subsequently filed by Pure Storage pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Pursuant to General Instruction E to Form S-8, the contents of the Prior Form S-8 are incorporated herein by reference and made a part hereof.

ITEM 8.	EXHIBITS

See the Exhibit Index immediately following the signature page of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 25th day of March, 2016.

PURE STORAGE, INC.

By:	/s/ Scott Dietzen
Scott Dietzen Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott Dietzen and Timothy Riitters, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott Dietzen Scott Dietzen	Chief Executive Officer and Director (Principal Executive Officer)	March 25, 2016

/s/ Timothy Riitters Timothy Riitters	Chief Financial Officer (Principal Financial and Accounting Officer)	March 25, 2016

/s/ John Colgrove John Colgrove	Chief Technology Officer and Co-Chairman	March 25, 2016

/s/ Mike Speiser Mike Speiser	Co-Chairman	March 25, 2016

/s/ Annel Bhusri Aneel Bhusri	Director	March 25, 2016

/s/ Mark Garrett Mark Garrett	Director	March 25, 2016

/s/ Anita M. Sands Anita M. Sands	Director	March 25, 2016

/s/ Frank Slootman Frank Slootman	Director	March 25, 2016

/s/ Michelangelo Volpi Michelangelo Volpi	Director	March 25, 2016

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Description	Form	SEC File No.	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation.	10-Q	001-37570	3.1	12/11/2015

4.2	Amended and Restated Bylaws.	S-1	333-206312	3.4	9/9/2015

4.3	Form of Class A Common Stock Certificate.	S-1	333-206312	4.1	9/9/2015

5.1*	Opinion of Cooley LLP.	-	-	-	-

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).	-	-	-	-

23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.	-	-	-	-

24.1*	Power of Attorney (included on the signature page of this Form S-8).	-	-	-	-

99.1	Pure Storage, Inc. 2015 Equity Incentive Plan.	S-1	333-206312	10.4	9/9/2015

99.2	Forms of Grant Notice, Stock Option Agreement and Notice of Exercise under the Pure Storage, Inc. 2015 Equity Incentive Plan.	S-1	333-206312	10.5	9/24/2015

99.3	Form of Restricted Stock Unit Grant Notice and Award Agreement under the Pure Storage, Inc. 2015 Equity Incentive Plan.	10-K	001-37570	10.6	3/25/2016

99.4	Pure Storage, Inc. 2015 Employee Stock Purchase Plan.	S-1	333-206312	10.6	9/9/2015

*	Filed herewith